November 24, 2003 Q&A
Deal Closings

     1.   How do today's announcements fit with the company's overall strategy?

          Today's divestiture announcements regarding the chicken processing and crop inputs businesses represent the successful completion of the company's strategy to favorably reshape its portfolio. ConAgra Foods indicated that it would alter its portfolio to focus on branded, value-added food opportunities with strong profit margins, strong returns on capital, and solid growth opportunities. With today's announcements, those portfolio changes are now complete.

          o ConAgra Foods has reshaped its portfolio over the last several years through strategic acquisitions of brands as well as divestitures of commodity-oriented businesses.

          o With over 40 favorite and famous brands that serve consumer grocery retailers as well as restaurants and other foodservice establishments, ConAgra Foods is working on becoming America's Favorite Food Company.

          o Other recent strategic divestitures toward this goal of portfolio change have included divesting the fresh beef and pork business (September 2002), divesting the canned seafood business (May
               2003), and divesting significant cheese operations over the last 24 months (most recently blue cheese and cream cheese in May
               2003).

     2. The purchase price of the chicken processing business is based on book value as of the closing date, estimated at $545 million. The consideration received of $300 million in cash plus the 25 million Pilgrim's shares (at Friday's closing price of $14.39) appear to be worth more than $545 million. Why the difference?

          The Pilgrim's Pride shares that ConAgra Foods received were valued at $245 million for the purpose of this deal; the number of shares issued was determined by an average trading price established over several months, as opposed to the trading value on the closing date. The trading price of Pilgrim's Pride stock has increased since this deal was originally announced. The actual value realized by ConAgra Foods won't be known until these shares are sold pursuant to our agreement with Pilgrim's Pride.

     3. What is the agreement regarding ConAgra Foods' sale of the Pilgrim's Pride shares received in the transaction?

          After a year following the transaction, ConAgra Foods may dispose of up to 1/3 of the shares in any given year; however, ConAgra Foods may dispose of more than this in any given year through mutual agreement with the Pilgrim's Pride board.

          After the shares are registered for resale, ConAgra Foods expects to reduce its ownership level of Pilgrim's Pride over time, based on market conditions. The registration for resale is expected to occur within 1 year from the closing of the transaction.

     4. Will ConAgra Foods account for the Pilgrim's Pride shares using equity method accounting?

          No. Any portion of the shares, which are eligible for resale within 1 year, will be accounted for as securities held for resale. When the eligibility for resale is greater than 1 year away, they will be accounted for using the cost method of accounting.

     5. Where is the chicken business currently reported in ConAgra Foods' financial results?

          It's currently part of Discontinued Operations. Prior to the fourth quarter 2003, it was part of the Meat Processing reporting segment.